Exhibit 10.1

GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

August 13, 2018

Mr. David A. Dodd
4464 Spring Island
Spring Island, South Carolina 29909

Re: Confirmation of Terms of Employment

Dear David,

I am pleased to confirm your acceptance of our offer of employment with GeoVax Labs, Inc. (the “Company”) in the position of Chairman, President and Chief Executive Officer. As we agreed, your effective start date will be September 5, 2018 and the initial terms of the position are:

1.

Position. During the term of your employment, you will continue to serve as a director of the Company and as Chairman of the Board of Directors. At each annual meeting of the Company’s shareholders during the term of your employment, the Board of Directors shall nominate you to serve as a member of the Board and shall designate that you will occupy the office of Chairman of the Board. You shall not receive any additional compensation for your services as a member of the Board. As the President and Chief Executive Officer of the Company, you will serve as the principal administrative and executive officer of the Company and you will have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority and responsibility shall be customary for persons occupying such positions in companies of like size and type. All members of the Company’s executive management team shall report directly to you. You shall, if requested to do so, also serve as an officer or director of any affiliate of the Company for no additional compensation.

2.

Compensation. Your base annual salary will be paid semi-monthly in the gross amount of $10,416.67, which is equivalent to an annual base salary of $250,000, and will be subject to all applicable deductions and withholdings as required by law and the policies of the Company. In addition to your annual base salary, you will be eligible to earn a performance-based bonus for each calendar year that is currently targeted at 65% of base annual salary. Payment of such a bonus will be contingent upon achievement of performance objectives established by the Board of Directors, after consultation with you, prior to the year in which the bonus is to be earned and approval by the Board of Directors prior to payout. Subject to meeting both contingencies, annual bonuses are typically paid by March 15 of the applicable year. You have agreed to defer receipt of cash payments of your salary and bonus for periods on and after September 5, 2018 on a basis to be determined, taking into consideration the requirements of the Internal Revenue Code of 1986, as amended, and the agreement of other executives to defer receipt of cash compensation payments.

3.

Stock Options/Grants. Upon the date of the commencement of your employment, you will receive an initial grant of options to purchase 3,000,000 shares of the Company’s common stock under the terms of the Company’s 2016 Stock Incentive Plan, which options will have an exercise price equal to the closing price of a share of the Company’s common stock on September 5, 2018 and will vest immediately upon issuance. The options will expire if not exercised prior to the September 5, 2028. You will be eligible to receive additional grants of stock options, as and when approved by the Board of Directors.

4.

Executive Employment Agreement. Upon the commencement of your employment, the Company will enter into with you an executive employment agreement in the form currently used for other executive officers of the Company, having terms consistent with this offer letter. The agreement will provide protection for you if there is a change in control of the Company. The agreement also will include to-be-negotiated restrictive covenants and a mandatory, binding arbitration provision.

5.

Benefits. Subject to eligibility and participation requirements and rules, you may participate in the benefit plans and polices that are maintained by the Company, including, without limitation, the Company’s standard group medical, dental, vision, life insurance and long-term disability plans and the Company’s 401(k) Plan.

6.

Vacation. You are entitled to four weeks of paid vacation leave for each full calendar year of employment in accordance with the Company’s vacation policy. You agree that exercise of the vacation benefit shall be pre-arranged and coordinated with the other executive officers of the Company so as to minimize disruption of the Company’s operations during customary vacation periods. All of the vacation benefit shall be taken during each calendar year and shall not be carried over in any amount into succeeding years. Unused vacation leave shall not be payable in cash.

7.

Business Expenses. The Company shall reimburse you, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel and other business expenses, incurred on behalf of or at the request of the Company and that are in accordance with the Company’s policies and rules, provided, however (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment, and (c) any reimbursement of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred by you.

8.

Employment Term. Your employment with the Company will be “at-will”, meaning that either you or the Company may terminate your employment relationship at any time, with or without notice and with or without cause. Your executive employment agreement will provide for compensation to you if you are terminated without cause or if you terminate your employment for good reason in an amount equal to three times your base salary and your target bonus. In addition, if you are terminated without cause or if you terminate your employment for good reason, all stock options issued to you will immediately vest. Your executive employment agreement will contain mutually acceptable definitions of “cause” and “good reason”. If the Company seeks to terminate you for cause, you will be given a 10-day period to cure the circumstance constituting cause. Your executive employment agreement will provide for payment compensation to your beneficiaries upon your death during the term of your employment, which provisions will be consistent with those granted to the other executive officers of the Company.

9.

Definitive Agreements. Promptly following your acceptance of this letter, the Company will commence the preparation of a definitive executive employment agreement to memorialize the employment terms summarized above. It is our mutual intention to complete the agreement so that you may sign it on the first day of your employment with the Company. The agreement will be based on those agreements in force for other executives of the Company, with such modifications as are mutually acceptable.

Upon your acceptance of this letter, please return it to me.

Sincerely,

/s/ Randal Chase
Randal Chase Compensation Committee Chairman GeoVax Board of Directors

Accepted this 13th day of August, 2018

/s/ David A. Dodd
David A. Dodd